LITFUNDING CORP. RECOGNIZES SUBSTANTIAL FEE INCOME

Las Vegas--LITFUNDING Corp. (OTCBB: LFDG) a leading provider of non-recourse cash advance funding to law firms and plaintiffs' attorneys, announced today that between July 22, 2005, and August 23, 2005, it placed $435,000 in funding to law firms, which has generated $87,500 in potential fees. This increased, overall, potential earnings for the period by $ 522,500, meaning that if the cases underlying these advances are resolved favorably in the future, LitFunding would be in a position to collect these funds, though there is no guarantee of such an outcome. LitFunding has met all of its initial projections on target and the figures in the last month signify the success of the company's business strategy.

The Company's results for the last month reflect the strength and stability of our underlying business," said Morton Reed, PhD, the Company's Chief Executive Officer. "The increase in the potential receivables we announced today demonstrates that we have the ability to simultaneously grow our business and remain a leading provider in the industry. " About LitFunding Corporation LFC, through its wholly owned subsidiary LitFunding USA (the company), remains one of the nation's largest public companies specializing in the funding of litigation primarily through plaintiffs' attorneys. The company is in the litigation funding business making advances to plaintiffs' attorneys primarily in the areas of personal injury. A fee is earned when the lawsuits so funded are settled or otherwise concluded by a court ruling. At that time, both the funds advanced and the fee contractually agreed to are repaid to the company.

This press release does not constitute an offer of any securities for sale. Except for the historical information presented herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, or by the Securities and Exchange Commission in its rules, regulations and releases. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of LFC to reach definitive agreements with respect to and close the proposed financing discussed in this release as well as activities, events or developments that the company expects, believes or anticipates will or may occur in the future. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. In addition, other risks are detailed in the company's periodic reports. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements.


 Contact
 LitFunding Corp., Las Vegas
  Michelle DeMuth, 702-317-1610